Exhibit 99.1
Robert Thomson Joins Juma Board

Farmingdale, New York, April 1, 2008 - Juma Technology Corp (OTC: JUMT), an IP Convergence and systems integration firm, today announcd the appointment of Mr. Robert Thomson to Juma’s Board of Directors.

Mr. Thomson, of Vision Capital Advisors, will assume the investment firm’s role on the Juma Board. Mr. Thomson’s appointment fills the vacancy created by the resignation of Mr. David Skirloff, formally of Vision.

“Robert Thomson brings a strong background and diverse experience to the Juma Board,” said Anthony Servidio, Chairman and CEO of Juma. “Robert is a valuable addition to our talented team. We look forward to working jointly to achieve our business and growth objectives.”

About Robert H. Thomson

Mr. Thomson joined Vision Capital Advisors LLC, a New York based fund that makes direct investments in small, high growth businesses, in 2007. Prior to Vision, Mr. Thomson was the Managing Director of The Arkin Group LLC (New York, NY - 2006) in charge of daily operations, financial management, and growth strategies for this international business intelligence firm. Prior to The Arkin Group LLC, Mr. Thomson was a Research Associate for the Council on Foreign Relations, a New York-based think tank focused on international relations and foreign policy.

Mr. Thomson has an M.B.A from the Harvard Business School and a B.A. from Haverford College. He also studied Chinese language and history at Nankai University in China and Tunghai University in Taiwan.

About Juma Technology Corp

Juma Technology Corp. (www.jumatechnology.com) provides advanced IP Convergence solutions that integrate voice, data and video applications. Juma’s IP Convergence solutions enable companies to increase productivity, enhance mobility and create significant cost savings, particularly for multi-location businesses. Juma has been recognized as an industry leader in providing integrated business communications and services, helping customers leverage network convergence to achieve their individual business goals.
About Vision Capital Advisors, LLC
Vision Capital Advisors, LLC is an SEC-registered investment adviser. Vision Capital Advisors, LLC specializes in making value-oriented investments in fundamentally strong small public companies in the US and abroad.
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Media Contact:	Melissa J. Nacerino, 646-291-8264
mnacerino@jumatechnology.com